Exhibit 10.3

RIVERSIDE TECHNOLOGY CENTER

FIFTH LEASE EXTENSION AND MODIFICATION AGREEMENT

TO THE LEASE BETWEEN

RIVERTECH ASSOCIATES II LLC AND MERSANA THERAPEUTICS, INC.

This Fifth Lease Extension and Modification Agreement entered into this 30th day of November, 2015 (the “Fifth Lease Amendment”) by and between Rivertech Associates II LLC, a Massachusetts limited liability company with a principal address c/o The Abbey Group, 575 Boylston Street Boston, Massachusetts 02116, (the “Lessor”); and Mersana Therapeutics, Inc., with a business address at 840 Memorial Drive Cambridge, Massachusetts (the “Lessee”); relative to a certain Lease between Lessor and Lessee dated February 24, 2009, as modified by a certain Lease Extension and Modification Agreement dated July 27, 2010 (the “First Lease Amendment”); as further modified by a Second Lease Extension and Modification Agreement dated May 29, 2012 (the “Second Lease Amendment”); and as further modified by a Third Lease Extension and Modification Agreement dated February 7, 2013 (the “Third Lease Amendment”); as further modified by a Fourth Lease Extension and Modification Agreement dated April 30, 2014 (the “Fourth Lease Amendment”); all collectively referred to herein as of the date hereof as the “Existing Lease”; for certain office and laboratory space in the building at 840 Memorial Drive Cambridge, Massachusetts as identified in the Existing Lease. The Existing Lease, as modified by this Fifth Lease Amendment, hereafter shall be referred to herein as the “Lease” (as the context so permits).

WHEREAS, the Lessee desires to extend the current stated Term of the Existing Lease set to expire on January 31, 2017 as called for in the aforesaid Fourth Lease Amendment, on terms and conditions agreeable to both Lessor and Lessee as a modification to the Existing Lease, and Lessor assents to such extension of the Term by the Lessee on this basis; and,

WHEREAS, the Lessee desires to lease separate space in the Building (defined herein as the “5th Floor Expansion Space”), in addition to the current Leased Premises (defined herein as the “Existing Leased Premises”), as of a delivery date on or before April 1, 2016 (as determined herein) and for the duration of the Term as it is extended hereby, on terms and conditions agreeable to both Lessor and Lessee as a modification to the Existing Lease, and Lessor assents thereto;

THEREFORE, in consideration of One ($1.00) Dollar and the other good and valuable consideration recited herein, effective and irrevocable as of the date hereof, the Lessor and Lessee hereby agree as follows:

1.                                      Additional Defined Terms

The following terms as used herein are defined as:

“Amended Termination Date” means that date which is thirty six (36) consecutive full months following the Lab Space Rent Commencement Date.

“Delivery Dates” (singular, “Delivery Date”) means the Office Space Delivery Date and the Lab Space Delivery Date, as the context so permits.

“Existing Leased Premises” means that space in the Building currently leased by the Lessee which presently consists of approximately 20,090 rentable square feet located on the second (2nd) floor of the Building, as reflected in the Fourth Lease Amendment.

“Extended Term” or “Term” means the period up to Amended Termination Date.

“Extension Year” means each twelve (12) consecutive full month period during the Extended Term, commencing with the first day of the calendar month next following the Lab Space Rent Commencement Date.

“5th Floor Expansion Space” (alternatively, the “Expansion Space”) means that space in the Building located on the 5th floor consisting of approximately 14,168 rentable square feet of space as shown on the plan attached hereto as Exhibit A; and also additional space in the Building located on the 4th floor consisting 66 rentable square feet of space (for use as an acid neutralization room) also shown on the plan attached hereto as Exhibit A, constituting a total of approximately 14,234 rentable square feet of space.

“Lab Space Rent Commencement Date” means that date which is the earlier of: (i) the date on which Lessee begins its operations from any portion of the Lab Space Component; or (ii) that date which is ninety (90) days from the Lab Space Delivery Date.

“Lab Space Component” means that space in the Building located on the 5th floor, being part of the 5th Floor Expansion Space, consisting of approximately 6,076 rentable square feet of laboratory space of the fifth floor, and 66 rentable square feet of space for the acid neutralization room on the 4th floor, both as shown on the plan attached hereto as Exhibit B and totaling approximately 6,142 rentable square feet of laboratory space; together with the Office Space Component equaling the entire 5th Floor Expansion Space.

“Lab Space Delivery Date” means that date between January 1, 2016 and April 1, 2016 on which Lessor provides Lessee with a “Lab Space Delivery Notice” as contemplated in Section 3 hereof.

“Lab Space Delivery Notice” means that written notice provided by Lessor marking the Lab Space Delivery Date.

“Lessor’s Delivery Notice” means the Office Space Delivery Notice or the Lab Space Delivery Notice, as the context so permits.

“Office Space Rent Commencement Date” means that date which is the earlier of: (i) the date on which Lessee begins its operations from any portion of the Office Space Component; or (ii) that date which is ninety (90) days from the Office Space Delivery Date.

“Office Space Component” means that space in the Building located on the 5th floor, being part of the 5th Floor Expansion Space, consisting of approximately 8,092 rentable square feet of office space as shown on the plan attached hereto as Exhibit B; together with the Lab Space Component equaling the entire 5th Floor Expansion Space.

“Office Space Delivery Date” means January 1, 2016.

“Office Space Delivery Notice” means that written notice provided by Lessor marking the Office Space Delivery Date.

2.                                      The Existing Leased Premises - Extension of Lease Term

Lessee agrees to extend its lease and occupancy of the Existing Leased Premises as defined in the Fourth Lease Amendment, such that the Lease will expire as to both said Existing Leased Premises and the 5th Floor Expansion Space (i.e. all the space to be occupied by the Lessee under this Fifth Lease Amendment), on the same date - the Amended Termination Date.

This Lease Extension is to be considered a valid and binding obligation of the parties effective as of the date of execution of this Fifth Lease Amendment by the parties, with the provisions of the Existing Lease (that are not superseded hereby) to continue to govern the Lessee’s use and occupancy of the Existing Leased Premises through and up to January 31, 2017, and thereafter the provisions of this Fifth Lease Amendment to also govern the Existing Leased Premises. Consequently, all Lessee’s Annual Base Rent payments and other Rent payment obligations as to the Existing Leased Premises shall run under the Existing Lease up to January 31, 2017, and all Annual Base Rent and other Rent payment obligations as to the Existing Leased Premises as of February 1, 2017 shall be as set forth in this Fifth Lease Amendment.

The Existing Leased Premises shall be leased for the extension period in the same “AS/IS” condition as of the execution of this Fifth Lease Amendment, and Lessee acknowledges Lessor is under no obligation to make any improvements or modifications thereto, in any manner. Lessee hereby acknowledges it is currently in possession of the Existing Leased Premises and accordingly accepts the same for the extension period in the same “AS/IS” condition without representation or warranty of any kind or nature as of the execution of this Fifth Lease Amendment, and Lessee acknowledges Lessor is under no obligation to make any improvements or modifications thereto, in any manner. Lessor and Lessee each acknowledge that to the best of each of their respective knowledge, there are no material defaults by either presently existing under the Existing Lease.

3.                                      The 5th Floor Expansion Space - Lessor’s Delivery and Lessor’s Work Obligations

Lessee agrees to lease the 5th Floor Expansion Space on the terms and conditions set forth herein. Lessor shall deliver the 5th Floor Expansion Space to Lessee in two separate deliveries:

A.                                    Lessor shall deliver the Office Space Component to Lessee on the Office Space Delivery Date; and,

B.                                    Lessor shall delivery the Lab Space Component to Lessee on the Lab Space Delivery Date.

Once delivered, each of the two components of the 5th Floor Expansion Space shall be included within, and in addition to the Existing Leased Premises, shall become the “Leased Premises” under the Lease as amended by this Fifth Lease Amendment.

All Lessee’s Annual Base Rent and other Rent payments and other Lease obligations relating to the (i) Office Space Component shall commence as of the Office Space Rent Commencement Date and (ii) Lab Space Component shall commence as of the Lab Space Rent Commencement Date as set forth in this Fifth Lease Amendment.

Each component of the 5th Floor Expansion Space shall be delivered to the Lessee with the following conditions satisfied:

(a)                                 the existing tenant occupying the 5th Floor Expansion Space, (and all those occupying said Space by, under or through said existing tenant) have vacated and surrendered (i) the Office Space Component; and separately, (ii) the Lab Space Component; respectively as of the corresponding Delivery Date;

(b)                                 the substantial completion of Lessor’s Work (according to the “Turnover Standards” set forth below), separately, on each of the two component spaces, i.e. the Lessor’s Work on each will proceed independently and will be an independent condition to delivery of that component space as of the corresponding Delivery Date; and,

(c)                                  as to the Lab Space Component (only), the existing tenant has met its obligations under the Lease for environmental review and reporting to Landlord and all turnover conditions.

Lessor’s Work on the respective Office Space Component and the Lab Space Component, as of the respective Delivery Dates (i) shall been performed in a good and workmanlike manner, with all necessary municipal approvals and Cambridge building department “sign-offs” consistent with Lessor’s certificate of occupancy; (ii) the component space shall be in broom clean condition free and clear of all tenants and occupants; and (iii) the component space shall be turned over in the condition required by this Fifth Lease Amendment; collectively, (i), (ii) and (iii) being referred to herein as the “Turnover Standards”). Lessor shall not be liable for any delay in delivery of the Office Space Component or the Lab Space Component beyond their respective targeted Delivery Dates provided Lessor undertakes reasonable and diligent efforts to deliver by said Delivery Dates subject to the conditions set forth above.

Lessor’s delivery of the Office Space Component or the Lab Space Component shall each be evidenced by the Lessor’s Delivery Notice given to Lessee as of the actual date said component space is provided to Lessee. Lessee shall have five (5) business days to contest delivery if it does not conform with the provisions and conditions in this Section 3, by delivering its notice thereof in writing to Lessor; however, any listed items of a “punchlist” nature shall be mutually agreed to by Lessor and Lessee and shall not be grounds to contest delivery, but nevertheless shall obligate Lessor to complete such punchlist items at the earliest practicable time under the circumstances, completion not to extend beyond thirty (30) days (subject to the availability of labor and materials).

The Lessor shall perform, at its sole cost and expense, such design and construction work as is necessary to deliver the Office Space Component and the Lab Space Component to the Lessee by the respective Delivery Dates, in accordance with the Exhibit A and Exhibit B (the “Lessor’s Work”); with demising walls and common area corridors to be compliant with state and municipal building codes. All utilities for the Office Space Component and the Lab Space Component of the 5th Floor Expansion Space shall be in place and separately metered as of the respective Delivery Dates. The base building systems serving the Office Space Component or the Lab Space Component on delivery shall be in good operating condition and repair and suitable for office and laboratory use, respectively. The Building common areas and the access to the Office Space Component and the Lab Space Component on delivery will be compliant with the Americans with Disabilities Act. Subject to the foregoing, Lessor shall not be responsible for any other design or construction work with respect to either the Leased Premises under the current Existing Lease, or any component of the 5th Floor Expansion Space.

4.                                      The Expansion Space - Lessee’s Work and Tenant Improvement Allowance

The Lessee shall be solely responsible, at its sole cost and expense, to perform such other specific design and construction work on the Expansion Space as it desires for its use and occupancy, subject to Lessor’s approval as called for in the Existing Lease (“Lessee’s Work”), upon completion of the Lessor’s Work and after the respective Delivery Dates. The provisions of the Existing Lease with respect to the requirements for Lessee’s permitting, construction, and occupancy, inter alia, shall govern the Lessee’s Work on the Expansion Space. Lessor shall not charge for any supervisory, management or other fees in the review process for approval of Lessee’s Work, except for the reasonable costs and expenses of any third party engineers or design/construction specialists reasonably necessary to review the same for Lessor.

Lessee shall be provided with access to the Expansion Space commencing upon execution of this Fifth Lease Amendment, coordinated through the Lessor, for the purpose of performing limited preliminary design work and preparatory work (but only if and when permitted by the existing tenant in the space, or when said existing tenant vacates and surrenders the space) and for the installation of Lessee’s equipment and wiring by only when said existing tenant vacates and surrenders the space), provided such access and preliminary work does not materially interfere with Lessor’s ability to perform and complete its Lessor’s Work, which shall take precedence in all respects.

All Lessee’s Work shall be presented to Lessor and approved by Lessor by the procedures and under the requirements set forth in the Existing Lease. Lessee’s Work and all subsequent Lessee alterations to the Leased Premises that are performed by Lessee on or affecting the fire, life safety and/or sprinkler systems of the building shall be made in such a manner and under such conditions as to pose no adverse impact or interruption to such fire, life safety, and sprinkler systems, and so as not to delay, impair, or jeopardize the legal occupancy of other tenants in the Building, as determined by Lessor and municipal fire and building inspection officials.

Lessor shall provide the Lessee with an allowance to be applied to Lessee’s Work, in the amount of Three Hundred Fifty Five Thousand Eight Hundred Fifty ($ 355,850) Dollars (the “TI Allowance”); subject to the following terms and conditions. Lessor’s release of any funds from the TI Allowance is predicated on Lessee’s timely submittal of plans and specifications for Lessee’s Work; approval of those plans and specifications by Lessor (which, upon approval, shall be the basis for determination of the release of said TI Allowance funds), such approval not to be unreasonably withheld, conditioned or delayed; and the further submittal therewith by Lessee, and approval by Lessor (such approval not to be unreasonably withheld, conditioned or delayed), of a design and construction budget reflecting the costs of such work (the “Lessee’s Budget”). When Lessee has incurred actual third party costs for the Lessee’s Work (inclusive of reasonable third party design, architectural, engineering, project management and construction costs for the Expansion Space and Existing Leased Premises and reasonable soft costs including furniture, fixtures and equipment and telecommunications, wiring and cabling), Lessee shall submit to Lessor from time to time (but not more frequently than monthly, and not later than six (6) months after the 5th Floor Delivery Date, referred to herein as the “TI Requisition Period”) copies of all third party requisitions for payment received by Lessee for which Lessee seeks reimbursement (in each instance, the “Requisitioned Work”), together with a partial lien waiver executed by Lessee’s general contractor (as applicable). Lessor, within thirty (30) days following Lessor’s receipt thereof, absent dispute, shall pay to Lessee from the TI Allowance an amount (the “TI Payment”) attributable to the ratio that the Requisitioned Work bears to the total Lessee’s Budget for Lessee’s Work; subject to Landlord’s verification. For example, if the amount of the Requisitioned Work is twenty (20%) percent of the Lessee’s Budget, then the TI Payment on the Requisitioned Work shall represent twenty (20%) percent of the TI Allowance. This process shall repeat as Lessee submits for Requisitioned Work up to the total amount of the TI Allowance, but Lessor shall incur no liability to Lessee (or any other party) for any sums incurred for Tenant’s Work above the TI Allowance. If any lien is filed against the Building or any part thereof or interest therein arising out of or in connection with Lessee’s Work then Lessor shall have no further obligation to disburse any funds from the TI Allowance to Lessee (nor shall Lessee be entitled to any reduction in Annual Base Rent as called for hereunder) unless and until the same is so discharged or otherwise disposed, in addition to and not in lieu of Lessor’s rights and remedies at law or in equity. TI Allowance may also be used for Existing Leased Premises.

If there remains any unused portion of the TI Allowance that is not properly spent and properly requisitioned by the deadline as contemplated above, then Lessee may apply that remaining balance to reduce the Annual Base Rent attributable to the Expansion Space, in the following manner:

(a)                                 The unused portion of the TI Allowance is to be multiplied by $ 0.35; (the resulting number being referred to as the “Annual Rent Reduction”); and,

(b)                                 The Annual Rent Reduction is to be divided by 12; (the resulting number being referred to as the “Monthly Rent Reduction); and,

(c)                                  Annual Base Rent attributable to the Expansion Space will be reduced for each of the three Expansion Years by deducting the Monthly Rent Reduction from the monthly payments of Annual Base Rent due under Section 5B(i), (ii) and (iii). Any credit attributable to Rent already paid will be applied in the first month after the deadline for requisitions.

5.                                      Annual Base Rent, Additional Rent and Other Lease Costs and Expenses

Annual Base Rent up to and during the Extended Term shall be as set forth below:

A.                                    The Existing Leased Premises

Annual Base Rent for the Existing Leased Premises, i.e. the current 20,090 rentable square feet on the second (2nd) floor of the Building, shall be:

(i)                                     For the balance of the Term up through January 31, 2017, Annual Base Rent shall remain unchanged and shall be as stated in the Existing Lease; and,

(ii)                                  Commencing on February 1, 2017 and into the Extended Term, Annual Base Rent shall be:

(a)                                 For the period February 1, 2017 through January 31, 2018:

One Million Forty Four Thousand Six Hundred Eighty ($ 1,044,680) Dollars (i.e. Eighty Seven Thousand Fifty Six and 67/100 ($ 87,056.67) Dollars per month);

(b)                                 For the period February 1, 2018 through January 31, 2019:

One Million Eighty Four Thousand Eight Hundred Sixty ($ 1,084,860) Dollars (i.e. Ninety Thousand Four Hundred Five ($ 90,405) Dollars per month);

(c)                                  For the period February 1, 2019 to the end of the Term on the Amended Termination Date:

One Million One Hundred Twenty Five Thousand Forty ($ 1,125,040) Dollars (annualized), (i.e. Ninety Three Thousand Seven hundred Fifty Three 33/100 ($ 93,753.33) Dollars per month).

B.                                    The Expansion Space

Annual Base Rent for the 5th Floor Expansion Space, i.e. the 14, 234 rentable square feet on the fifth (5th) floor (including the fourth (4th) floor increment) of the Building, shall be:

(i)                                     For the first Extension Year:

Seven Hundred Seventy Five Thousand Seven Hundred Fifty Three ($ 775,753.00 Dollars (i.e. Sixty Four Thousand Six Hundred Forty Six 08/100 ($ 64,646.08) Dollars per month);

(ii)                                  For the second Extension Year:

Eight Hundred Four Thousand Two Hundred Twenty One ($ 804,221.00) Dollars (i.e. Sixty Seven Thousand Eighteen 42/100 ($ 67,018.42) Dollars per month);

(iii)                               For the third Extension Year:

Eight Hundred Thirty Two Thousand Six Hundred Eighty Nine ($ 832,689.00) Dollars (i.e. Sixty Nine Thousand Three Hundred Ninety 75/100 ($ 69,390.75) Dollars per month).

In all instances under A and B above, Annual Base Rent shall be payable in the corresponding monthly installments as set forth above, due on the first of each month, in advance, and in all other respects shall be subject to the same provisions relating to Annual Base Rent as set forth under the Existing Lease.

C.                                    Additional Rent

In addition to Annual Base Rent, Lessee shall be responsible to pay all Additional Rent (Operating Expenses) under Section 3 of the Existing Lease, and all Additional Rent (Taxes) under Section 4 thereof:

(i)                             as applied to the Existing Leased Premises up to the Amended Termination Date; and,

(ii)                          as applied to the 5th Floor Expansion Space (i) as to the Office Space Component, from the Office Space Delivery Date up to the Amended Termination Date; and (ii) as to the Lab Space Component, from the Lab Space Delivery Date up to the Amended Termination Date.

all as invoiced by Lessor during the Extended Term.

As the concept is used in the Lease to compute Additional Rent, Lessee’s allocable pro rata share (“Allocable Percentage”) shall be as follows:

(i)                                     Lessee’s Allocable Percentage for the Existing Leased Premises shall be 15.58% (as set forth in the Fourth Amendment); and

(ii)                                  Lessee’s Allocable Percentage for the 5th Floor Expansion Space shall be 10.99% computed as the percentage the 5th Floor Expansion Space (14,234) is of the entire Building (129,470) at the current time.

D.                                    Annual Base Rent Payments as of the Respective Delivery Dates.

Lessee shall begin paying Annual Base Rent on the Office Space Component as of the Office Space Rent Commencement Date, which Annual Base Rent is (i) included in the Annual Base Rent payable for the first Extension Year as set forth in subparagraph A above; and (ii) as to the period from the Office Space Rent Commencement Date up to the start of the first Extension Year, determined on a per diem basis, is 56.85% of Annual Base Rent for the first Extension Year.

Lessee shall begin paying Annual Base Rent on the Lab Space Component as of the Lab Space Rent Commencement Date, which Annual Base Rent is included in the Annual Base Rent payable for the First Extension Year as set forth in subparagraph A above.

If and to the extent the first Extension Year begins on any date other than the first day of a calendar month, then with respect to the Office Space Component and the Lab Space Component, Lessee shall pay Annual Base Rent (on a per diem basis based on Annual Base Rent for the first Extension Year) for the interim period between the Lab Space Rent Commencement Date and the start of the first Extension Year.

E.                                     Governing Provisions for Annual Base Rent, Additional Rent, and Other Lease Costs and Expenses

All Annual Base Rent, Additional Rent and other sums due as Rent shall be payable and in all other respects shall be governed for the remainder of the Term under the Existing Lease and through the Extended Term, as set forth under the Existing Lease as modified by this Fifth Lease Amendment.

All other costs and expenses for utilities and services, and attendant to operation of the Leased Premises, as applicable to both the Existing Leased Premises and the 5th Floor Expansion Space, shall be borne by the respective parties for the remainder of the Term under the Existing Lease and through the Extended Term, as set forth under the Existing Lease as modified by this Fifth Lease Amendment.

6.                                      Security Deposit

The Security Deposit currently held by the Lessor is in the amount of One Hundred Fifty Seven Thousand Three Hundred Seventy Two ($ 157,372.00) Dollars. Upon execution of this Fifth Lease Amendment, Lessee shall deposit with Lessor the additional amount of One Hundred Sixty Three Thousand Nine Hundred Forty Nine ($ 163,949.00) Dollars, which amounts together total Three Hundred Twenty One Thousand Three Hundred Twenty One ($ 321,321.00) Dollars.; which shall be held by Lessor as the Security Deposit under the Lease through to the Amended Termination Date. The additional amount may be deposited by Lessee by check, wire transfer, or in the form of a letter of credit (for that additional amount or by replacement letter of credit for the total amount).

7.                                      Permitted Uses

The Permitted Uses in the Basic Data of the Existing Lease and all conditions attached thereto are hereby restated and affirmed and shall govern the use and occupancy of the entire Leased Premises.

8.                                      Brokers

The parties hereby agree there are no brokerage or other third party fees or costs involved in this transaction and each agrees to indemnify, defend and hold harmless the other from and against any claims for brokerage fees, commissions or other such payments arising from this transaction; except for Transwestern RBJ who represents the Tenant in this extension and expansion transaction and to whom a commission shall be paid by Lessor under a separate agreement; with fifty (50%) percent of the fee due upon execution of this Fifth Lease Amendment, and fifty (50%) percent due on the 5th Floor Commencement Date.

9.                                      Parking

LESSEE shall be granted, at current rates (which may be increased from time to time to reflect market increases), the right (but not the obligation) to park up to fifty one (51) cars in total in the Building’s on-site indoor parking lot or facility on an unassigned and unreserved basis, in single or tandem spaces or on a valet basis which LESSOR in its sole discretion shall designate from time to time. The right to park thirty (30) cars within that allocation currently exists; and the right to park the additional twenty one (21) cars shall arise as of the earlier of the surrender of any parking rights by the existing tenant of the 5th floor space being vacated, or the 5th Floor Commencement Date. The initial parking rate therefor shall be $ 250 per month, per car, which monthly rate may be changed by LESSOR in its discretion subject to and reflective of periodic market changes. All payments for these parking rights shall be considered to be Additional Rent under this Lease. This provision supersedes any contrary provisions and allocations in the Existing Lease and the specific numeric rights and rate set forth above supplant the numeric rights and rate set forth in the Existing Lease.

10.                               Rights to Use of Acid Neutralization System

Exhibit A hereto reflects an area of approximately 66 rentable square feet of space on the 4th floor of the Building, which is hereby leased to the Lessee as part of the 5th Floor Expansion Space, containing an existing previously used acid neutralization system. Lessee shall have the exclusive right to use said acid neutralization system as of the 5th Floor Commencement Date. Lessor is providing said system in an “AS/IS” condition, without any representations or warranties relative to the foregoing system. Lessor shall not be responsible, directly or indirectly, for any consequences arising from Lessee’s actual use of said acid neutralization system, or its suitability or performance; Lessee to be solely responsible therefor at its sole risk. Lessee shall be solely responsible for obtaining all necessary permits for the operation of said acid neutralization system (e.g. MWRA permits) and for the maintenance, repair and operation thereof from the 5th Floor Commencement Date up to the Amended Termination Date. Lessor shall reasonably cooperate with Lessee if such cooperation is needed in order for Lessee to obtain any permits required by Lessee in order to operate the acid neutralization system.

11.                               Lessee’s Option to Locate, Install and Use Certain Equipment and Systems.

As of the 5th Floor Delivery Date Lessee shall have the option to procure and install, at its sole cost and expense in all instances, additional HVAC equipment, antennas, satellite dishes and related accessory equipment and connections on the roof of the Building, in locations that Lessor approves, such approval not to be unreasonably withheld or delayed, and to tie-in said equipment to the Leased Premises through areas of the Building that Lessor approves, such approval not to be unreasonably withheld or delayed. Lessor does not provide any representations or warranties relative to Lessee’s determination as to the foregoing, nor shall Lessor be responsible, directly or indirectly, for any consequences arising from Lessee’s selection, placement, use or operation of the same, or the suitability or performance of any of such equipment or installations; Lessee to be solely responsible therefor at its own risk. Lessee shall be solely responsible for obtaining all necessary permits for the operation of any such installations, and for the maintenance, repair and operation thereof from the 5th Floor Delivery Date up to the Amended Termination Date. Lessor shall reasonably cooperate with Lessee if such cooperation is needed in order for Lessee to install and/or operate any such equipment.

As of the 5th Floor Commencement Date Lessee shall have the right to shared use of the vacuum system, as it is currently serving, shared, and used by other tenant(s) on the fifth floor of the Building, in which case Lessee (a) shall be responsible to share in the costs and expenses of repairs, maintenance, servicing and operation thereof, pro rata with other actual users, to be evidenced by an executed side agreement with respect thereto in the form attached hereto as Exhibit C. Lessor is providing said system in an “AS/IS” condition, without any representations or warranties relative to the foregoing system. Lessor shall not be responsible, directly or indirectly, for any consequences arising from Lessee’s actual use of said system or the suitability or performance of any of the equipment comprising said system or related thereto; Lessee to be solely responsible therefor at its sole risk, and Lessee confirming that it has inspected said systems to its satisfaction prior to the execution of this Lease and accepts the same in its current operating condition.

12.                               LESSEE’s Right to Use of the Existing Emergency Generator

Lessee shall have the shared right to use the existing emergency generator that is fed to the 85 amp 120/208 v electrical panel currently serving the 5th Floor Expansion space, as of the 5th Floor Commencement Date. Lessee shall be responsible at its sole cost and expense to connect to said emergency generator, and to bring its systems on-line therewith. Lessor does not provide any representations or warranties relative to the foregoing, nor shall Lessor be responsible, directly or indirectly, for any consequences arising from Lessee’s actual use of said emergency generator, or its suitability or performance; Lessee to be solely responsible for its use of the generator at its sole risk. Lessee shall be responsible to share in the costs and expenses of repairs, maintenance, servicing and operation thereof, pro rata with other actual users, to be evidenced by an executed side agreement with respect thereto in the form attached hereto as Exhibit D.

Alternatively, should Lessee at any time subsequently decide to install its own separate emergency generator, Lessor, within a reasonable time from receipt of said notice, shall designate a location, reasonably agreeable to Lessee, for Lessee to install and operate its own exclusive emergency generator, at Lessee’s own cost and expense; Lessee to be solely responsible for such installation and the operation of its own exclusive emergency generator.

13.                               Lessee’s Right of First Offer — Contiguous Fifth Floor Space

The following provisions of this Section 13 are subject and subordinate to the rights of any existing tenants in the Building as of the date hereof to claim and utilize the ROFO Space (as defined below).

Lessee, provided it is not then in default after notice and the expiration of any applicable grace or cure periods, and further provided it has not defaulted (without cure during any applicable grace and cure periods) more than two times during the period from execution of this Fifth Amendment up to any applicable ROFO Notice date hereunder, is hereby entitled to receive advance written notice from LESSOR during the Term of this Lease (as it may be extended) that any contiguous space on the fifth (5th) floor (only) of the Building (the “ROFO Space”), will be offered to third parties for leasing (the “ROFO Notice”). The Lessor’s ROFO Notice to Lessee shall set forth the Lessor’s “Market Rent” figure for Annual Base Rent and other economic terms at which such space is to be leased. The ROFO Space may be leased by Lessee for a period not less than twelve (12) months and not greater than sixty (60) months, but in any event to end no later than the Amended Termination Date.

Lessee shall have the right, within thirty (30) days from the delivery of Lessor’s ROFO Notice, to elect to lease the ROFO Space by providing Lessor with a written notice accepting the ROFO Space delivered prior to the expiration of said thirty (30) day period. If Lessee shall not elect to lease the ROFO Space or if no notice electing to do so is delivered to Lessor during that thirty (30) day period, then Lessor shall be free to market and lease the space offered by the ROFO Notice to any third party, in its sole discretion and without any continuing obligation under this Section 13. Time is of the essence in the exercise of Lessee’s rights as set forth above. Once delivered by Lessee, written notice to exercise Lessee’s rights to the ROFO Space is irrevocable.

If Lessor and Lessee cannot agree on Market Rent for the ROFO Space, then either party may elect third party appraisal and arbitration rights as set forth in Section 15 hereof, and the parties shall be bound thereby.

14.                               Lessee’s Option to Extend and Alternative Extension Scenarios

A.                                    Exercise of the Mersana Extension Option

Lessee, provided it is not then in default after notice and the expiration of any applicable grace or cure periods, and further provided it shall not have defaulted beyond any applicable notice, grace and cure periods during the remaining Lease Term after execution of this Fifth Lease Amendment, shall have the option to further extend the Term of this Lease beyond the Amended Termination Date, as to the then entire Leased Premises (i.e. the Existing Leased Premises, and the 5th Floor Expansion Space, and also inclusive of any ROFO Space then being leased by Lessee on the terms and conditions set forth herein (the “Mersana Extension Option”).

The extension shall be for one (1) additional period of thirty six (36) months (herein, the “Mersana Extension Period”) at the then current Market Rent applied to the Existing Leased Premises, the 5th Floor Expansion Space (and any ROFO Space then being leased by it). The Three Year Extension Period shall commence immediately from the Amended Termination Date, and shall terminate on that date which is thirty six (36) consecutive full months thereafter. Lessee shall exercise its option by delivering to Lessor its written notice not later than twelve (12) full calendar months (but not sooner than fourteen (14) full calendar months) before the Amended Termination Date.

15.                               Market Rent Determination by Assent or Appraisal and Arbitration

“Market Rent” as used herein, shall be that rent charged for comparable research laboratory and office space of similar age and condition in laboratory buildings in the mid-Cambridge submarket as of the commencement of applicable lease period (including annual escalations thereon for each year based on increases in the Consumer Price Index or fixed increases, as the case may be, as determined by then prevailing market forces).

Notwithstanding any separate determination of Market Rent by means of the appraisal/arbitration process contemplated herein, the Lessee shall nevertheless be obligated to pay a minimum Annual Base Rent, factored as to each space, as follows:

(a)                                 For the ROFO Space in the event of a ROFO election: The minimum Annual Base Rent amount shall be not less than the Annual Base Rent payable (calculated on a per square foot basis) for the 5th Floor Expansion Space for the last corresponding year in which the ROFO Space is to be leased (the “ROFO Rent Floor”); and,

(b)                                 For the Existing Leased Premises and 5th Floor Expansion Space; and for the ROFO Space (if applicable, to the extent any ROFO election has been made); the minimum Annual Base Rent amount for each such separate space shall be not less than the Annual Base Rent paid (calculated on a per square foot basis) for each such separate space the year prior to the Amended Termination Date (the “Extension Rent Floor”); and,

The ROFO Rent Floor and the Extension Rent Floor are also referred to herein as the “Applicable Rent Floor”.

If, after good faith attempts the Lessor and Lessee cannot agree on a figure representing Market Rent for the applicable space and lease timeframe, then either party, upon written notice to the other, may request appraisal and arbitration of the issue as provided in this Section. Within fourteen (14) days of the request for appraisal, each party shall submit to the other the name of one unrelated individual or entity with proven expertise in the leasing of commercial real estate in greater Boston/Cambridge to serve as that party’s appraiser. Each appraiser shall be paid by the party selecting him or it. The two appraisers shall each submit their final reports to the parties within thirty (30) days of their selection making their determination as to Market Rent (subject however, to the Applicable Rent Floor). The two appraisers shall meet within the next fourteen (14) days to reconcile their reports and collaboratively determine the Market Rent. They shall each make their determination in writing (subject however, to the Applicable Rent Floor), including a statement if such is the case, that they are at an impasse. Such a statement of impasse shall be submitted to the parties along with the Market Rent figure which each appraiser has selected and his reasons and substantiation therefor. The appraisers, in case of an impasse, shall also agree on one unrelated individual or entity with expertise in commercial real estate in greater Boston, who shall evaluate the reports of the two original appraisers and within fourteen (14) days of submission of the issue to him, make his own determination as to a figure representing Market Rent (subject however, to the Applicable Rent Floor). The determination of this individual or entity (i.e. arbitrator) absent, fraud, bias or undue prejudice shall be binding upon the parties.

Annual Base Rent and Additional Rent shall be payable in advance, in equal monthly installments on the first day of each calendar month.

Lessee, in addition to the sums payable annually to Lessor as Annual Base Rent, shall pay to Lessor for each year of the applicable period and for each space leased by Lessee as Additional Rent, Lessee’s Allocable Percentage (as determined by the approximate total rentable space so leased) for Operating Expenses, Real Estate Taxes and utilities as contemplated in the Lease.

16.                               Subordination

The Lease as amended hereby shall be subject and subordinate to the lien of any and all mortgages and related documents placed on the Building, Leased Premises or the real property in existence as of the date hereof or coming into existence at any time hereafter, without necessity for any confirming documentation. Lessee shall use commercially reasonable efforts (which shall not be deemed to include the payment or expenditure of any sums whatsoever) to obtain a Subordination, Non-Disturbance and Attornment Agreement from its present and future mortgagees, in form and substance set forth in the Fourth Lease Amendment; but Lessor shall not be liable to Lessee in any manner (nor shall any of Lessee’s full and timely performance under this Lease be conditioned, waived, excused or altered in any manner whatsoever) if no SNDA is forthcoming, or if any of the terms and conditions of the same are not deemed acceptable. This provision supersedes any contrary provisions of the Existing Lease.

17.                               Integration of Documents; Supremacy; Miscellaneous

This Fifth Lease Amendment contains the full understanding and agreement between the parties. The parties hereto intend that this Fifth Lease Amendment operates to amend and modify the Existing Lease, and that those two documents shall be interpreted conjunctively; with any express conflict between the two to be resolved in favor of the stated terms of this Fifth Lease Amendment. Except as modified hereby, all other terms and conditions of the Existing Lease shall remain unchanged and enforceable in a manner consistent with this Fifth Lease Amendment.

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts. Any provisions deemed unenforceable shall be severable, and the remainder of this Fifth Lease Amendment and the Existing Lease shall be enforceable in accordance with their terms.

Time is of the essence with respect to all deadlines and other provisions of this Fifth Lease Amendment.

[Signature Pages Follow]

LESSOR

RIVERTECH ASSOCIATES II, LLC

By:	Rivertech Associates II, Inc.,
its Manager

By:	/s/ Robert Epstein
Name:	Robert Epstein
Title:	President

LESSEE

MERSANA THERAPEUTICS, INC.

By:	/s/ Anna Protopapas

its duly authorized President/Vice President

By:	/s/ Eva Jack

Its duly authorized Treasurer/Ass’t Treasurer

THE ABBEY GROUP

November 30, 2015

Mersana Therapeutics, Inc.

840 Memorial Drive

Cambridge, MA 02139

Attn: Wayne Foster

Re:                             Riverside Technology Center, Cambridge, MA

Lease Between Rivertech Associates II, LLC and

Mersana Therapeutics, Inc.

Emergency Generator Side Letter

Dear Tenant:

Reference is made to the Fifth Lease Extension and Modification Agreement for certain 5th Floor Expansion Space at 840 Memorial Drive, Cambridge, MA (Riverside Technology Center) dated as of November 30, 2015 (herein, the “Lease”) between Rivertech Associates II, LLC (“Lessor”) and Mersana Therapeutics, Inc. (“Lessee”). Capitalized terms used in this letter and not otherwise defined herein shall have the meaning ascribed to such terms in the Lease.

The 5th Floor Expansion Space shares with other tenants an existing emergency generator that is owned by the Landlord. As such, this side letter will memorialize the agreement between Mersana and Lessor for the use of this emergency generator (the “Emergency Generator”).

Lessee shall be entitled to use the Emergency Generator provided it agrees with the following. Lessor will maintain and service the Emergency Generator during the Term. The existing submeter will allow readings of Lessee’s own use. Lessor shall be entitled to access the submeter periodically and shall invoice Lessee for its use, which invoices shall be paid by Lessee within thirty (30) days of receipt, said payments to be considered to be Additional Rent hereunder. As an express condition to Lessee’s use of the Emergency Generator as provided above, Lessee agrees its use of the Emergency Generator shall be at its sole risk at all times, and that Lessor shall not be liable for any claims, damages or liabilities arising from the operation or malfunction of the Emergency Generator, unless Lessor fails to adequately maintain or service the Emergency Generator.

575 Boylston Street

Boston, Massachusetts

02116

617 266-8860

Fax 617 266-7424

All tenants sharing use of the Emergency Generator, from time to time, shall pay their own proportional share for its operation (including without limitation all costs and expenses of service and maintenance), with Lessee to be responsible for its respective proportional share. Payments shall be made within thirty (30) days of invoicing by Lessor. Cost sharing allocations shall be based on the amount of power (amperage) allocated to each such tenant by Lessor, such that all tenants engaged in such sharing shall account for 100% of all such costs. For example, two tenants sharing the emergency generator where tenant A is allocated 30% and tenant B allocated 70% shall share all such costs in that proportion; if a third tenant is added such that tenant A is allocated 30%, tenant B allocated 40%, and tenant C allocated 30% then they shall share all such costs in that proportion; etc.

Please sign below to show your acceptance of these terms.

Mersana Therapeutics, Inc.

By:	/s/ Anna Protopapas

Rivertech Associates II, LLC

By:	/s/ Robert Epstein

THE ABBEY GROUP

November 30, 2015

Mersana Therapeutics, Inc.

840 Memorial Drive

Cambridge, MA 02139

Attn:       Wayne Foster

Re:                             Riverside Technology Center, Cambridge, MA

Lease Between Rivertech Associates II, LLC and

Mersana Therapeutics, Inc.

Shared Vacuum Pump, Air Compressor and RODI Water Side Letter

Dear Tenant:

Reference is made to the Fifth Lease Extension and Modification Agreement for certain 5th Floor Expansion Space at 840 Memorial Drive, Cambridge, MA (Riverside Technology Center) dated as of November 30, 2015 (herein, the “Lease”) between Rivertech Associates II, LLC (“Lessor”) and Mersana Therapeutics, Inc. (“Lessee”). Capitalized terms used in this letter and not otherwise defined herein shall have the meaning ascribed to such terms in the Lease.

After further reviewing options with the Lessor there is the opportunity for Lessee and other tenants on the 4th and 5th floors of the Building to share the existing vacuum pump, air compressor and RODI water (which shall collectively be known as “Shared Equipment”). As such, this side letter will memorialize the agreement between Lessee and Lessor for the use of the Shared Equipment, if Lessee chooses this option.

Accordingly, if Lessee decides to participate in the use of the Shared Equipment, Lessee shall be entitled to do so provided it agrees with the following. Lessor will maintain and service the Shared Equipment during the Term. As an express condition to Lessee’s use of the Shared Equipment as provided above, Lessee agrees its use of the Shared Equipment shall be at its sole risk at all times, and that Lessor shall not be liable for any claims, damages or liabilities arising from the operation or malfunction of the Shared Equipment, unless Lessor fails to adequately maintain or service the Shared Equipment. Any complete malfunction or destruction of the Shared Equipment shall be at the sole risk of the parties actually using the Shared Equipment and Lessor shall not have any responsibility to repair or replace the same, unless such malfunction or destruction is caused by Lessor’s failure to adequately maintain or service the Shared Equipment. Notwithstanding anything else contained herein, Lessor shall indemnify Lessee against any claims, damages or liabilities arising from the use of any of the Shared Equipment

575 Boylston Street

Boston, Massachusetts

02116

617 266-8860

Fax 617 266-7424

located within the Premises arising from the use of the same by another tenant.

All tenants sharing use of the Shared Equipment, from time to time, shall pay their own proportional share for its operation (including without limitation all costs and expenses of service and maintenance), with Lessee to be responsible for its respective proportional share. Payments shall be made within thirty (30) days of invoicing by Lessor.

Cost sharing allocations shall be allocated to each such tenant by Lessor pari-passu, such that all tenants engaged in such sharing shall account for 100% of all such costs. For example, two tenants sharing the Shared Equipment shall each be allocated 50% of all such costs in that proportion; if a third tenant is added then they each shall be allocated 33.33% of all such costs in that proportion; etc.

If at any time any of the parties using the Shared Equipment determines to discontinue participation in sharing and using of the Shared Equipment they may do so with 30 days written notice to the Lessor.

Please sign below to show your acceptance of these terms.

Mersana Therapeutics, Inc.

By:	/s/ Anna Protopapas

Rivertech Associates II, LLC

By:	/s/ Robert Epstein